Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS SECOND QUARTER SALES

AND EARNINGS

Pennsauken, NJ, April 29, 2013 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the second quarter ended March 30, 2013.

Sales increased 6% to $201.3 million from $189.6 million in last year’s second quarter. Net earnings increased 21% to $12.7 million in the current quarter from $10.4 million last year. Earnings per diluted share increased 22% to $.67 for the second quarter from $.55 last year. Operating income increased 18% to $19.2 million in the current quarter from $16.3 million in the year ago quarter.

For the six months ended March 30, 2013, sales increased 8% to $392.8 million from $362.2 million in last year’s first half.  Net earnings increased 44% to $22.9 million in the six months from $15.9 million last year.  Earnings per diluted share increased to 44% to $1.21 for the six months from $.84 last year.  Operating income increased 38% to $34.2 million from $24.7 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented,

“We are pleased with our overall performance for our second quarter.  Our food service group, with sharp increases in soft pretzel and churro sales, had a particularly strong quarter.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S Italian ice, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes, and READI-BAKE cookies.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

- more

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	March 30,	March 24,	March 30,	March 24,
	2013	2012	2013	2012

Net Sales	$201,326	$189,554	$392,734	$362,240

Cost of goods sold	$143,175	135,567	280,448	261,847
Gross Profit	58,151	53,987	112,286	100,393

Operating expenses
Marketing	$16,809	17,404	33,945	35,063
Distribution	$15,713	14,212	31,113	28,431
Administrative	$6,460	6,219	13,059	12,285
Other general expense (income)	$10	(121)	(51)	(122)
	38,992	37,714	78,066	75,657

Operating Income	19,159	16,273	34,220	24,736

Other income (expense)
Investment income	$896	380	1,672	735
Interest expense & other	$(28)	(4)	(53)	(43)

Earnings before income taxes	20,027	16,649	35,839	25,428

Income taxes	$7,367	6,226	12,953	9,520

NET EARNINGS	$12,660	$10,423	$22,886	$15,908

Earnings per diluted share	$0.67	$0.55	$1.21	$0.84

Weighted average number of diluted shares	18,886	18,930	18,878	18,902

Earnings per basic share	$0.67	$0.55	$1.22	$0.84

Weighted average number of basic shares	18,800	18,858	18,803	18,832

 CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	(unaudited)
	March 30,	September 29,
	2013	2012
Cash and cash equivalents	$102,338	$154,198
Current marketable securities held to maturity	4,077	1,214
Other current assets	161,824	152,656
Property, plant and equipment, at cost	142,954	141,544
Goodwill	76,899	76,899
Other intangible assets, net	46,232	48,464
Marketable securities held to maturity	2,000	24,998
Marketable securities available for sale	80,292	-
Other	3,217	3,071
Total	$619,833	$603,044

Current Liabilities	$80,014	$81,505
Long-term obligations under capital leases	214	347
Deferred income taxes	45,023	44,874
Other long-term liabilities	673	831
Stockholders' Equity	493,909	475,487
Total	$619,833	$603,044

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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